Exhibit 99.1

The First Bancorp Reports Increased Net Income for 2011

DAMARISCOTTA, ME, January 18 – The First Bancorp (Nasdaq: FNLC), today announced unaudited results for the year ended December 31, 2011. Net income was $12.4 million, up $248,000 or 2.0% from 2010, and earnings per common share on a fully diluted basis of $1.14 were up $0.04 or 3.6% from 2010.

The Company also announced unaudited results for the quarter ended December 31, 2011. Net income was $3.0 million, down $55,000 or 1.8% from the same period in 2010, while earnings per common share on a fully diluted basis of $0.29 were up $0.01 or 3.6% from the same period in 2010. Compared to the previous quarter, net income was up $16,000 or 0.5% and earnings per common share on a fully diluted basis were up $0.02 or 7.4%.

“As the global economy struggles for the fourth straight year, I am pleased that The First Bancorp posted improved operating results in 2011 compared to 2010,” stated Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “We continue to outperform our national peer group in most areas – as measured by the Uniform Bank Performance Report (the “UBPR”). In addition, our regulatory capital ratios remain strong, even after the repayment in 2011 of $12.5 million of preferred stock received from the U.S. Treasury in 2009 under its Capital Purchase Program.

“For the year ended December 31, 2011, net interest income on a tax-equivalent basis was up $834,000 or 1.9% over the same period in 2010,” President Daigneault observed. “This increase was attributable to average earning assets in 2011 running $68.0 million or 5.4% above the level seen in 2010, adding $2.2 million to net interest income. This increase more than offset our net interest margin slipping from 3.38% in 2010 to 3.28% in 2011.

“Non-interest income was $2.6 million or 28.6% above 2010,” President Daigneault continued. “During the fourth quarter we realigned the available for sale portfolio and booked a $3.1 million gain on investments as a result of the sale of $62.7 million of securities. We also saw a $658,000 decline in mortgage origination income with a lower level of loans sold to the secondary market in 2011 than in 2010. Non-interest expense was $907,000 or 3.6% above the same period in 2010. Salaries and employee benefits and expenses related to other real estate owned and foreclosure costs were the primary areas with increases, while we saw a $541,000 decrease in FDIC insurance premiums.

“As noted above, in 2011 the Company repaid $12.5 million of preferred stock issued by the U.S. Treasury under its Capital Purchase Program (the CPP),” President Daigneault stated. “We received approval for this transaction from the Company’s primary regulator, The Federal Reserve Bank of Boston, as well as the Bank’s primary regulator, the Office of the Comptroller of the Currency. These approvals were based on the Company’s and the Bank’s continued strong capital ratios after the repayment, and almost all of the repayment was made from retained earnings accumulated since the preferred stock was issued in 2009.

“After the repurchase, $12.5 million of CPP Preferred Stock remains outstanding,” President Daigneault continued. “The warrant issued in conjunction with the CPP Preferred Stock for 225,904 shares of Common Stock at an exercise price of $16.60 per share was unchanged as a result of the repurchase transaction and remains outstanding. As of December 31, 2011, the Company’s estimated leverage capital ratio was 8.15%, and the estimated tier one and tier two risk-based capital ratios were 14.03% and 15.28%, respectively. These are all well above the FDIC minimum requirements of 5.00%, 6.00% and 10.00%, respectively, to be considered “well-capitalized”.

“Net loan chargeoffs in 2011 were $10.9 million or 1.23% of average loans,” President Daigneault said “This was up $2.2 million from net chargeoffs of $8.7 million or 0.94% of average loans in 2010. We provisioned $10.5 million for loan losses in 2011, up $2.1 million from the $8.4 million provisioned in 2010. Although the allowance for loan losses decreased $316,000 between December 31, 2010 and December 31, 2011, year-over-year the allowance as a percentage of loans outstanding was unchanged at 1.50%. This was the result of loan volume decreasing in 2011 compared to 2010.

“Non-performing loans, or loans on non-accrual, stood at 3.21% of total loans as of December 31, 2011, compared to 2.39% at December 31, 2010 and 2.42% at the previous quarter-end,” President Daigneault noted. “Total past-due loans were 3.07% of total loans as of December 31, 2011, including loans 30-89 days past due at 1.00%, loans 90+ days past due and accruing at 0.14% and loans 90+ days past due on non-accrual at 1.94% of total loans. This compares to total past-due loans at 3.15% of total loans as of December 31, 2010, including loans 30-89 days past due at 1.32%, loans 90+ days past due and accruing at 0.13% and loans 90+ days past due on non-accrual at 1.70% of total loans.”

“While total assets decreased $20.3 million between December 31, 2010 and December 31, 2011, average assets were up $64.7 million in 2011 over 2010,” observed the Company’s Chief Financial Officer, F. Stephen Ward. “Average loans in 2011 were $43.5 million lower than in 2010, but average investments in 2011 were $109.5 million higher than in 2010. It was an excellent year for average low-cost deposits – $23.3 million higher in 2011 than in 2010 – as well as total deposits – $51.0 million higher in 2011 than in 2010.

“As in past years, our core operating ratios are strong,” said Mr. Ward, “especially when compared to the UBPR peer group. Our return on average tangible common equity was 11.05% in 2011 compared to 10.83% for 2010. This placed us in the top 35% of all banks in our peer group, which had an average return on equity of 7.25% as of September 30, 2011. As in past years, our efficiency ratio is a critical component in our overall performance, and it was up slightly in 2011 to 49.74% from 48.15% in 2010. We remained in the top 15% of our UBPR peer group, which had an average efficiency ratio of 65.45% as of September 30, 2011.

“The First Bancorp’s stock closed the year at $15.37 per share, down 2.7% or $0.42 per share from the December 31, 2010 close at $15.79 per share,” Mr. Ward observed. “When the $0.78 per share dividend is added, our total return with dividends reinvested was 2.29% for the year. We outperformed all but one of the relevant indices in 2011, with the KBW Regional Bank Index at -5.23%, the S&P 500 at 2.11%, and the Russell 2000 and Russell 3000 indices (which we are included in) at -4.16% and 1.03%, respectively. We underperformed the Dow Jones Industrial Average, however, which had a total return of 8.30% for the year.

“Even with the CPP repayment, we were able to maintain our dividend payout at $0.78 per share in 2011 – the benefit of strong capital and good earnings,” President Daigneault said. “We repeatedly hear from shareholders that our dividend yield is one of the primary reasons they own our shares. We paid out 68.4% of earnings in 2011 compared to 70.9% in 2010, and our dividend yield was 5.07% at December 31, 2011, based on the closing price of $15.37 per share.

“Looking to 2012 and beyond, jobs and housing values will be the two most important factors for economic improvement,” President Daigneault concluded. “Maine’s unemployment rate – at 7.0% – remains well below the national unemployment rate at 8.5%, however real estate prices, especially along the Maine coast, remain weak. As we wait for unemployment to drop and housing prices to rebound, we will focus on improving asset quality, maintaining strong capital ratios, and producing a return on assets and a return on equity well above our peer group.”

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except for per share amounts	12/31/2011	12/31/2010
Assets
Cash and due from banks	$14,115	$13,838
Interest-bearing deposits in other banks	-	100
Securities available for sale	286,202	293,229
Securities to be held to maturity	122,661	107,380
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,443	15,443
Loans held for sale	-	2,806
Loans	864,988	887,596
Less allowance for loan losses	13,000	13,316
Net loans	851,988	874,280
Accrued interest receivable	4,835	5,263
Premises and equipment	18,842	18,980
Other real estate owned	4,094	4,929
Goodwill	27,684	27,684
Other assets	27,592	29,870
Total assets	$1,373,456	$1,393,802
Liabilities
Demand deposits	$75,750	$74,032
NOW deposits	122,775	119,823
Money market deposits	79,015	71,604
Savings deposits	114,617	100,870
Certificates of deposit	216,836	231,945
Certificates $100,000 to $250,000	309,841	338,452
Certificates $250,000 and over	22,499	37,792
Total deposits	941,333	974,518
Borrowed funds	265,663	257,330
Other liabilities	15,602	12,106
Total Liabilities	1,222,598	1,243,954
Shareholders' equity
Preferred stock	12,303	24,705
Common stock	98	98
Additional paid-in capital	45,829	45,474
Retained earnings	85,314	81,701
Net unrealized gain/(loss) on securities available-for-sale	7,401	(2,057)
Net unrealized loss on postretirement benefit costs	(87)	(73)
Total shareholders' equity	150,858	149,848
Total liabilities & shareholders' equity	$1,373,456	$1,393,802
Common Stock
Number of shares authorized	18,000,000	18,000,000
Number of shares issued and outstanding	9,812,180	9,773,025
Book value per common share	$14.12	$12.80
Tangible book value per common share	$11.30	$9.97

The First Bancorp
Consolidated Statements of Income (Unaudited)
	For the years ended		For the quarters ended
In thousands of dollars, except for per share amounts	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Interest income
Interest and fees on loans	$39,805	$43,903	$9,717	$10,561
Interest on deposits with other banks	12	6	1	1
Interest and dividends on investments	15,885	13,351	3,838	3,780
Total interest income	55,702	57,260	13,556	14,342
Interest expense
Interest on deposits	9,746	10,297	2,268	2,598
Interest on borrowed funds	4,963	6,374	1,248	1,386
Total interest expense	14,709	16,671	3,516	3,984
Net interest income	40,993	40,589	10,040	10,358
Provision for loan losses	10,550	8,400	4,950	2,100
Net interest income after provision for loan losses	30,443	32,189	5,090	8,258
Non-interest income
Investment management and fiduciary income	1,506	1,455	366	339
Service charges on deposit accounts	2,688	2,838	656	644
Net securities gains	3,293	2	3,056	-
Mortgage origination and servicing income	1,138	1,796	293	890
Other operating income	3,125	3,044	788	738
Total non-interest income	11,750	9,135	5,159	2,611
Non-interest expense
Salaries and employee benefits	12,245	11,927	2,990	3,265
Occupancy expense	1,583	1,536	389	407
Furniture and equipment expense	2,144	2,209	479	538
FDIC insurance premiums	1,390	1,931	286	503
Amortization of identified intangibles	283	283	71	70
Other operating expense	8,392	7,244	2,153	1,942
Total non-interest expense	26,037	25,130	6,368	6,725
Income before income taxes	16,156	16,194	3,881	4,144
Applicable income taxes	3,792	4,078	859	1,067
NET INCOME	$12,364	$12,116	$3,022	$3,077
Less dividends and amortization of premium on preferred stock	1,208	1,348	181	337
Net income available to common	$11,156	$10,768	$2,841	$2,740
Basic earnings per share	$1.14	$1.10	$0.29	$0.28
Diluted earnings per share	$1.14	$1.10	$0.29	$0.28

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands,	For the years ended		For the quarters ended
except for per share amounts	12/31/2011	12/31/2010	12/31/2011	12/31/2010

Summary of Operations
Interest Income	$55,702	$57,260	$13,556	$14,342
Interest Expense	14,709	16,671	3,516	3,984
Net Interest Income	40,993	40,589	10,040	10,358
Provision for Loan Losses	10,550	8,400	4,950	2,100
Non-Interest Income	11,750	9,135	5,159	2,611
Non-Interest Expense	26,037	25,130	6,368	6,725
Net Income	12,364	12,116	3,022	3,077
Per Common Share Data
Basic Earnings per Share	$1.14	$1.10	$0.29	$0.28
Diluted Earnings per Share	1.14	1.10	0.29	0.28
Cash Dividends Declared	0.780	0.780	0.195	0.195
Book Value per Common Share	14.12	12.80	14.12	12.80
Tangible Book Value per Common Share	11.30	9.97	11.30	9.97
Market Value	15.37	15.79	15.37	15.79
Financial Ratios
Return on Average Equity (a)	9.61%	9.53%	8.61%	9.45%
Return on Average Tangible Common Equity (a)	11.05%	10.83%	10.11%	10.72%
Return on Average Assets (a)	0.87%	0.89%	0.86%	0.88%
Average Equity to Average Assets	10.80%	11.20%	10.88%	11.14%
Average Tangible Equity to Average Assets	8.85%	9.15%	8.89%	9.13%
Net Interest Margin Tax-Equivalent (a)	3.28%	3.38%	3.27%	3.35%
Dividend Payout Ratio	68.42%	70.91%	67.24%	69.64%
Allowance for Loan Losses/Total Loans	1.50%	1.50%	1.50%	1.50%
Non-Performing Loans to Total Loans	3.21%	2.39%	3.21%	2.39%
Non-Performing Assets to Total Assets	2.32%	1.87%	2.32%	1.87%
Efficiency Ratio	49.74%	48.15%	49.30%	49.47%
At Period End
Total Assets	$1,373,456	$1,393,802	$1,373,456	$1,393,802
Total Loans	864,988	887,596	864,988	887,596
Total Investment Securities	424,306	416,052	424,306	416,052
Total Deposits	941,333	974,518	941,333	974,518
Total Shareholders’ Equity	150,858	149,848	150,858	149,848
(a) Annualized using a 365-day basis

Use of Non-GAAP Financial Measures

Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which adjustments increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

The following table provides a reconciliation of tax-equivalent financial information to the Company’s consolidated financial statements, which have been prepared in accordance with GAAP. A 35.0% tax rate was used in both 2011 and 2010.

	For the years ended		For the quarters ended
In thousands of dollars	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Net interest income as presented	$40,993	$40,589	$10,040	$10,358
Effect of tax-exempt income	2,710	2,281	732	577
Net interest income, tax equivalent	$43,703	$42,870	$10,772	$10,935

The Company presents its efficiency ratio using non-GAAP information. The GAAP-based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from noninterest expenses, excludes securities gains from noninterest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation of between the GAAP and non-GAAP efficiency ratio:

	For the years ended		For the quarters ended
In thousands of dollars	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Non-interest expense, as presented	$26,037	$25,130	$6,368	$6,725
Net interest income, as presented	40,993	40,589	10,040	10,358
Effect of tax-exempt income	2,710	2,281	732	577
Non-interest income, as presented	11,750	9,135	5,159	2,611
Effect of non-interest tax-exempt income	182	189	42	47
Net securities gains	(3,293)	(2)	(3,056)	-
Adjusted net interest income plus non-interest income	$52,342	$52,192	$12,917	$13,593
Non-GAAP efficiency ratio	49.74%	48.15%	49.30%	49.47%
GAAP efficiency ratio	49.37%	50.54%	41.90%	51.85%

The Company presents certain information based upon average tangible common equity instead of total average shareholders’ equity. The difference between these two measures is the Company’s preferred stock and intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:

	For the years ended		For the quarters ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Average shareholders' equity as presented	$153,327	$151,739	$151,473	$153,803
Less preferred stock	(24,705)	(24,606)	(12,279)	(24,681)
Less intangible assets	(27,684)	(27,684)	(27,684)	(27,684)
Tangible average shareholders' equity	$100,938	$99,449	$111,510	$101,438

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

Additional Information

For more information, please contact F. Stephen Ward, The First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.